CANWEST PETROLEUM CORPORATION
                           Suite 206 - 475 Howe Street
                              Vancouver, BC V6C 2B3

April 20, 2005

Apex Engineering Inc.                          West Peak Ventures of Canada Ltd.
234 Westridge Road                             Suite 420 - 475 Howe Street
Edmonton, AB  T5T 1C1                          Vancouver, BC  V6C 2B3

Attention: Dr. Baki Ozum                       Attention: Tim Brock


Dear Sirs:

Re:   Sulfoxy Joint Venture
--------------------------------------------------------------------------------

Further to our recent discussions, this letter of intent is a framework within which the parties will mutually undertake the necessary research and due diligence required for the purpose of successfully demonstrating the improvement of bitumen recovery from the surface mineable oil sands ore and in-situ recovery of bitumen and heavy oils by oxidation and sulfonation of asphaltenes in an atmosphere of confidentiality and mutual respect (the "Joint Venture").

This letter is a formal binding agreement and provides a foundation for the drafting of a joint venture agreement to be executed subsequently (as provided for herein).

1.    Joint Venture Interests

Subject to the contributions to be made by CanWest Petroleum Corporation (CWPC) as to $205,000 and as more fully described below as outlined below, it is acknowledged that the parties will own certain joint venture interests in the project to be undertaken in respect of which funding is being sought that will be held as follows:

CanWest Petroleum Corporation ("CWPC")                     60%  working interest
Apex Engineering Inc. ("Apex")                             25%  carried interest
West Peak Ventures of Canada Ltd. ("West Peak")            15%  carried interest

(CWPC, Apex and West Peak collectively, referred to as the "Joint Venturers" and individually as a "Joint Venturer").

2.    Reduction of Joint Venture Interests

It is acknowledged and agreed that the Joint Venture interests of Apex and West Peak may be purchased (and CWPC's interest will correspondingly be increased) upon payment of the amounts set forth below, excluding payments made for supplying services that in respect of which Apex is entitled to be paid for providing its services as outlined below:

-----------------------------------------------------------------------------------------
                        Amount of Reduced                        Adjusted Joint Venture
     Joint Venturer         Interest              Payment               Interest
-----------------------------------------------------------------------------------------
          Apex                 10%              $1,000,000                 15%
-----------------------------------------------------------------------------------------

       West Peak                5%              $  500,000                 10%
-----------------------------------------------------------------------------------------

Upon Apex and/or West Peak receiving payment of this amount, excluding payments made for services performed as outlined below, the Joint Venturer's Interests shall be assigned to CWPC.

3.    Material Terms of the Joint Venture and the Agreement During Phase One:

(a) Apex will be the operator of the Joint Venture under the direction of Dr. Baki Ozum in exchange for which it shall be entitled to be paid its fees from the money advanced by the parties as outlined below;

(b) Schedule "A" attached hereto sets out the fees that the parties shall be entitled to be paid from the Joint Venture monies including, without limitation, the fees of Apex as operator (these fees shall not be taken into account when determining whether a payment as outlined in paragraph 2 has been made);

(c) Phase One of the Joint Venture will include the necessary research and due diligence required for the purpose of successfully demonstrating the improvement of bitumen recovery from the surface mineable oil sands ore by oxidation and sulfoxidation of bitumen asphaltenes, as described in a research proposal prepared for the submission to the AERI (prepared by Apex Engineering Inc., December 13, 2004). Phase One is expected take approximately 6 months to complete; The proposed budget for Phase One is $92,570, which is approved by CWPC;

(d) Phase Two of the Joint Venture will include the necessary research and due diligence required for the purpose of successfully demonstrating the improvement of bitumen recovery from the in-situ oil sands ore by oxidation and sulfoxidation of bitumen asphaltenes, as described in a research proposal prepared for the submission to the AERI (prepared by Apex Engineering Inc., December 13, 2004). Phase Two is expected take approximately 6 months to complete; The proposed budget for Phase Two is $112,650, which is approved by CWPC;

(e) Except as otherwise provided herein, any decision of the Joint Venture shall require the approval of the holders of a minimum of 75% of the Joint Venture interests;

(f) CWPC agrees to contribute not less than $92,570 to the Joint Venture, on or before September 1, 2005, and another $112,629 to the Joint Venture, on or before February 28, 2006, parties agree to cooperate to secure such other sources of funds that may be available for technological development from AERI, and any other entities providing funding for such research projects. All these monies shall be used to pay Apex for its services as outlined in the budget approved by Apex and CWPC. The funds to be provided by CWPC are to be forwarded to Apex on a cash call basis. Any requirements for shared ownership of technological development shall be taken from all members of the Joint Venture according to their respective proportions of interests in the Joint Venture. Any intellectual property developed by Apex in furtherance of the Joint Venture objectives shall be owned by Apex and, provided Apex receives payment for its services at the rates outlined in Schedule A, and the Joint Venture pays for the cost associated with protecting the same, whether through patent or other intellectual property protection available, Apex shall grant the Joint Venture parties a perpetual, royalty free license entitling the Joint Venture parties to exploit the same for all commercial purposes in accordance with the terms of the Joint Venture Agreement. The terms of such Joint Venture Agreement shall include a provision that prohibits any one of the Joint Venture parties from making use of any of the intellectual property developed or disclosing confidential information relating to the same to any third parties unless it is approved by Apex and the holders of not less than 75% of the Joint Venture interests;

(g) Prior to funding Phase Two, the parties will negotiate in good faith the terms and conditions of the Agreement and, once executed, the Agreement shall serve as the document governing the operation of the Joint Venture;

(a) In addition to the terms and conditions provided for herein, the Agreement will contain terms relating to funding requirements, rights of first offer, rights of turn over, dilution for non performance, accounting and tax matters, assignment to related parties, defaults, arbitration, joint venture committee; and

(b) The Joint Venture and the Agreement will be subject to, among other things, the receipt of any required director, regulatory, and shareholder approvals of the parties.

5.    Material Covenants

All press releases or other similar public written communications of any sort relating to the Joint Venture, this letter of intent, the Agreement and the method of release for publication thereof, will be subject to the approval of all parties hereto, acting reasonably. The parties will cooperate in relation to each other's public communications with respect to their respective business or the Joint Venture with a view to achieving consistency in the content of such communication.

This letter of intent shall be governed by the laws of the Province of Alberta.

If you are in agreement with foregoing, kindly indicate your acceptance by signing this letter of intent where indicated below and return a copy to the undersigned. This letter of intent may be signed by facsimile and in counterpart, which together shall be deemed to constitute one valid letter of agreement.

Sincerely yours,

CANWEST PETROLEUM CORPORATION


Per:
    ---------------------------------------


AGREED TO AND ACCEPTED as of this              AGREED TO AND ACCEPTED as of this
____ day of ______________, 2005.              ____ day of ______________, 2005.

APEX ENGINEERING INC.                          WEST PEAK VENTURES OF CANADA LTD.


Per:                                           Per:
    -----------------------------                  -----------------------------

                                  SCHEDULE "A"
                                  FEE SCHEDULE

Apex Engineering Inc. will send invoices to CWPC every three months. CWPC will be charged $92,570 for the Phase One, and CWPC will be charged $56,325 and AERI will be charged $112,624 for the Phase Two. Payments to Apex for the Phase One of the project will be made before September 1, 2005 and payments for Phase Two of the project will be made before February 28, 2006.